Exhibit 10.6

Compensation of Non-Employee Directors (currently consisting of all members of the Board of Directors other than Oakleigh Thorne)

On March 4, 2021, the Board of Directors approved the payment of $15,000 per year in cash to Hugh Jones for his services as Lead Independent Director.

On April 28, 2021, the Board of Directors determined that effective with the payment of compensation for the second quarter of 2021, the equity compensation formerly payable to each non-employee director in stock options and deferred share units shall be paid solely in deferred share units.

With such changes, the non-employee directors’ compensation is as follows:

•	Each non-employee director will be paid annual compensation of $240,000, consisting of $50,000 in cash and $190,000 in deferred share units.
•	The Lead Independent Director will receive additional annual compensation of $15,000 in cash.
•	The chair of the Audit Committee will receive additional annual compensation of $20,000 in cash.
•	The chair of the Compensation Committee will receive additional annual compensation of $15,000 in cash.
•	The chair of the Nominating and Governance Committee will receive additional annual compensation of $10,000 in cash.

All of these amounts will be paid quarterly, with cash payments payable on or before the end of the quarter and deferred stock grants dated the last business day of the quarter.

Directors have the ability to elect to receive all or a portion of the cash portion of their annual retainer and any additional payments for service as a chair in the form of deferred share units granted under our 2016 Gogo Inc. Omnibus Incentive Plan (“2016 Plan”).

Directors will continue to be required to retain shares received upon exercise of stock options or settlement of deferred stock units (on an after-tax net basis) until the earlier of one year following termination of Board service or a Change in Control (as defined in the Company’s 2013 Gogo Inc. Omnibus Incentive Plan or 2016 Plan. This retention policy applies only to options and deferred stock units granted on and after September 30, 2015.